Exhibit 99.1

FOR IMMEDIATE RELEASE

TETRA Technologies, Inc. Announces First Quarter 2019 Results

THE WOODLANDS, Texas, May 9, 2019 / PR Newswire / - TETRA Technologies, Inc. (“TETRA” or the “Company”) (NYSE:TTI) today announced consolidated first quarter 2019 net loss per share before discontinued operations attributable to TETRA stockholders of $0.09.  This compares to consolidated fourth quarter 2018 earnings per share before discontinued operations attributable to TETRA stockholders of $0.04, and a consolidated net loss per share before discontinued operations attributable to TETRA stockholders of $0.10 in the first quarter of 2018.

TETRA's adjusted per share(1) results attributable to TETRA stockholders for the first quarter of 2019, before discontinued operations excluding special items, were a net loss per share of $0.04.  This compares to an adjusted net loss per share(1) of $0.01 in the fourth quarter of 2018 and an adjusted net loss per share(1) of $0.06 in the first quarter of 2018, all before discontinued operations, which exclude special items detailed later in this press release.

First quarter 2019 revenue before discontinued operations was $244 million, a decrease of 14% from the fourth quarter of 2018 but an increase of 22% from the first quarter of last year.

(1)

Adjusted earnings/loss per share is not in accordance with generally accepted accounting principles in the United States (“GAAP”). Please see Schedule F for the reconciliations of these non-GAAP financial measures to the most directly comparable GAAP measure.)

First Quarter 2019 Results
	Three Months Ended
	March 31, 2019	December 31, 2018	March 31, 2018
	(In Thousands, Except per Share Amounts)
Revenue	$243,728	$282,471	$199,381
Profit (loss) before discontinued operations	(18,674)	3,316	(21,057)
Adjusted EBITDA before discontinued operations(2)	36,331	46,609	26,222
GAAP EPS before discontinued operations attributable to TETRA stockholders	(0.09)	0.04	(0.10)
Adjusted EPS attributable to TETRA stockholders(2)	(0.04)	(0.01)	(0.06)
GAAP net cash provided (used) by operating activities	7,412	44,953	(31,261)
TETRA only adjusted free cash flow from continuing operations(2)	$(34,920)	$15,598	$(29,917)

(2)

These measures are not presented in accordance with GAAP. Please see the accompanying schedules for the reconciliations of these non-GAAP financial measures to the most directly comparable GAAP measures.

Key messages include:

•

Reached agreement with a major operator for a TETRA CS Neptune® completion fluids project for a lower tertiary development well in a proven field in the Gulf of Mexico, with the completion phase of the project anticipated in the second half of 2019.

•

Consolidated loss before taxes and before discontinued operations was $17.1 million, a $23.2 million sequential deterioration.  Consolidated Adjusted EBITDA before discontinued operations of $36.3 million (14.9% of revenue) decreased sequentially by $10.3 million primarily due to lower Compression equipment sales and lower Water & Flowback Services margins (see Schedule G for reconciliation of these non-GAAP measures).

•

Water & Flowback Services income before taxes was $2.2 million, 2.8% of revenue.  Adjusted EBITDA of $10.1 million declined from $15.9 million in the fourth quarter of 2018 due to increased transition related costs as weaker activity from smaller independents was replaced with stronger activity from large independent and major operators (see Schedule G for reconciliation of these non-GAAP measures).

•

Completion Fluids & Products income before taxes was $6.2 million, 10.0% of revenue.  Adjusted EBITDA of $10.4 million compares to $13.0 million in the fourth quarter of 2018 and $6.2 million in the first quarter of 2018 (see Schedule G for reconciliation of these non-GAAP measures).

•

Compression net loss before taxes was $7.8 million.  Adjusted EBITDA decreased to $25.9 million from $29.2 million in the fourth quarter of 2018 due to the timing of new equipment shipments and the completion of major overhauls in after-market services, both following a historically high fourth quarter (see Schedule G for reconciliation of these non-GAAP measures).  Compression services revenue and gross margins increased sequentially and were significantly above the first quarter of 2018 reflecting the growth capital being deployed at higher rates, better pricing on the existing fleet and improved cost management.   Overall utilization of the service fleet increased from 86.6% in the fourth quarter of 2018 to 87.2% in the first quarter of 2019.

Brady M. Murphy, TETRA’s Chief Executive Officer, stated, “In the first quarter of 2019 we experienced continued improvement in Compression Services revenues and margins and reached agreement with a major operator for a TETRA CS Neptune® completion fluids project in the Gulf of Mexico, but also experienced lower margins in Water and Flowback Services in a transition quarter. The transition is related to a major revenue shift from the fourth quarter of 2018 to the first quarter of 2019 from smaller North America independent operators impacted by the oil price decline to the major operators with stronger balance sheets who maintained or increased activity through this recent cycle.  Although this is a very positive reflection on our ability to gain market share from major operators by increasing our revenues from this customer segment alone by approximately 15% over fourth quarter 2018, this revenue gain was nearly offset from the smaller operators decreasing activity. The net impact was significant as additional costs associated with de-mobilization and mobilization activity within the quarter impacted our margins. Water & Flowback Services also experienced high repair costs on lower flowback activity during the first quarter, following a three-year high in flowback activity (excluding the impact of early production facility sales) during the fourth quarter.   Also during the first quarter we increased the number of our integrated solution projects to 19, up from 16 in the prior quarter.  The customer mix for integrated solution projects reflected a similar change as our overall North America business, as projects for our large operators improved by seven, but were offset by a reduction of four from smaller operators. We are pleased that we are now servicing five customers with multiple integrated solution projects.  Our Completion Fluids & Products business showed strong year over year growth with improved margins, driven primarily by stronger international activity.  In the U.S. this business experienced its typical weaker first quarter activity compared to the seasonally strong fourth quarter.  Overall Compression revenue decreased sequentially on lower new equipment shipments and weaker after-market services following record highs in the fourth quarter.  While the overall market was challenging in the first quarter, we saw meaningful improvement in March exit rates for the Compression and Water & Flowback Services segments. With the additional TETRA CS Neptune® completion fluids projects expected to occur in in the second half of the year, we expect improved financial performance across all segments through the balance of 2019.

“Water & Flowback Services first quarter 2019 revenue decreased 1% sequentially to $78.7 million and was up 29% from the same period last year. We gained market share with the larger operators but at more competitive pricing in some basins.  Despite the slower completion activity in the first quarter 2019, our momentum is strong in integrating and automating our water management solutions. In the first quarter we also added two large recycling projects which should allow us to stay on these jobs for extended periods of time and more effectively utilize equipment and personnel.  We continue to see a shift towards the larger independents and majors, which will allow us to further showcase our technology differentiation and multiple offerings with a more stable revenue stream.

“Completion Fluids & Products revenue was $61.6 million for the first quarter, a decrease of 5% from the fourth quarter of 2018 driven by seasonally weaker Gulf of Mexico sales partially offset by stronger international sales.  Our Adjusted EBITDA margins of 16.8% were 520 basis points better than the first quarter of last year but 330 basis points lower than the fourth quarter of 2018.  Our chemicals business performed above our expectations, including an early start to the seasonal Northern Europe industrial activity.

“On our conference call last quarter, we reported that we were in advanced discussions for a TETRA CS Neptune® completion fluids Gulf of Mexico project scheduled for this year.  We have reached agreement with a major operator for a lower tertiary development project in a field with existing production and where other wells in the same field have pressures that required a higher density completion fluid.  This well is scheduled for completion in the second half of 2019.  However, until the well is completed and the formation pressures are determined, we will not be able to confirm TETRA CS Neptune® completion fluids will be required.  If this project is completed as anticipated, the required fluids are expected to be of similar volumes as the prior Gulf of Mexico TETRA CS Neptune® completion fluid projects.  Additionally, we continue to build and advance the number of opportunities for TETRA CS Neptune® completion fluid projects through advanced discussions directly with operators and through our relationship with Halliburton.  We continue to see opportunities for other TETRA CS Neptune® projects this year, although timing on these complex projects is always difficult to predict.

“First quarter 2019 Compression revenue decreased 25% sequentially to $103.5 million and was 21% above the first quarter of last year.  Compression services gross margins were 48.2%, up 110 basis points from the fourth quarter excluding the impact of a tax contingency of $2.1 million in the fourth quarter of last year (see Schedule K for reconciliation of this non-GAAP financial measure).  New equipment orders of $11 million were received in the first quarter.  New equipment sales backlog was $94 million at the end of the March 31, 2019, that is all expected to be delivered by year-end 2019.  Compression loss before taxes for the first quarter was $7.8 million compared to a $3.3 million loss for the fourth quarter of 2018.  Adjusted EBITDA was $25.9 million in the first quarter compared to $29.2 million in the fourth quarter (see Schedule G for reconciliation of these non-GAAP financial measures).  The overall fundamentals for the Compression business are extremely strong, with the demand for high horsepower equipment not showing any signs of slowing down.  As of March 31, 2019 total active operating horsepower was 1,017,452, exceeding 1.0 million deployed horsepower for the first time in CSI Compressco’s history.”

Free Cash Flow and Balance Sheet

Consolidated net cash from operating activities for the first quarter of 2019 was $7.4 million.  TETRA only adjusted free cash flow from continuing operations in the first quarter was a use of $34.9 million and compares to a use of cash of $29.9 million in first quarter of 2018 (see Schedules I and J for a reconciliation of these non-GAAP financial measures).  We have historically consumed cash in the first half of the year and have generated cash in the second half of the year, reflecting the seasonality of the business.  Consolidated net debt was $809 million, while TETRA only net debt was $192 million (see Schedule H for a reconciliation of these non-GAAP financial measures).  At the end of the first quarter of 2019, TETRA only non-restricted cash was $20 million.

Special items

Special items, including Discontinued Operations, incurred in the first quarter, as detailed on Schedule F, include the following:

•	$1.2 million non-cash expense for the fair value adjustment of CSI Compressco’s Series A Convertible Preferred Units
•	$0.4 million expense for cash redemption of CSI Compressco’s Series A Convertible Preferred Units
•	$0.4 million non-cash expense for TETRA stock warrant fair value adjustment
•	$0.4 million non-cash income for a fair value adjustment of the SwiftWater earn-out obligation
•	$0.7 million for other charges

Additionally, a normalized tax rate of 21% is reflected in Adjusted Net Income, as shown on Schedule F.

Conference Call

TETRA will host a conference call to discuss these results today, May 9, 2019, at 10:30 a.m. EST. The phone number for the call is 1-888-347-5303. The conference will also be available by live audio webcast and may be accessed through TETRA's website at www.tetratec.com. A replay of the conference call will be available at 1-877-344-7529 conference number 10127859, for one week following the conference call and the archived webcast call will be available through the Company’s website for 30 days following the conference call.

Investor Contact

Elijio Serrano

Chief Financial Officer

TETRA Technologies, Inc.

The Woodlands, Texas,

Telephone (281) 367-1983

www.tetratec.com

Financial Statements, Schedules and Non-GAAP Reconciliation Schedules (Unaudited)

Schedule A: Consolidated Income Statement

Schedule B: Financial Results By Segment

Schedule C: Consolidated Balance Sheet

Schedule D: Long-Term Debt

Schedule E: Statement Regarding Use of Non-GAAP Financial Measures

Schedule F: Special Items

Schedule G: Non-GAAP Reconciliation to GAAP Financials

Schedule H: Non-GAAP Reconciliation of TETRA Net Debt

Schedule I: Non-GAAP Reconciliation to TETRA Only Adjusted Free Cash Flow

Schedule J: Non-GAAP Reconciliation to TETRA Only Adjusted Free Cash Flow From Continuing Operations

Schedule K: Non-GAAP Reconciliation to Compression and Related Services Gross Profit and Gross Margin Excluding the Impact of Tax Contingency

Company Overview and Forward-Looking Statements

TETRA Technologies, Inc. is a geographically diversified oil and gas services company, focused on completion fluids and associated products and services, water management, frac flowback, production well testing, and compression services and equipment.  TETRA owns an equity interest, including all of the general partner interest, in CSI Compressco LP (NASDAQ:CCLP), a master limited partnership.

This news release includes certain statements that are deemed to be forward-looking statements. Generally, the use of words such as “may,” “expect,” “intend,” “estimate,” “projects,” “anticipate,” “believe,” “assume,” “could,” “should,” “plans,” “targets” or similar expressions that convey the uncertainty of future events, activities, expectations or outcomes identify forward-looking statements that the Company intends to be included within the safe harbor protections provided by the federal securities laws. These forward-looking statements include statements concerning the anticipated recovery of the oil and gas industry, expected benefits from the acquisition of SwiftWater Energy Services and expected results of operational business segments for 2019, including levels of CSI Compressco’s cash distributions per unit, projections concerning the Company's business activities, financial guidance, estimated earnings, earnings per share, and statements regarding the Company's beliefs, expectations, plans, goals, future events and performance, and other statements that are not purely historical. These forward-looking statements are based on certain assumptions and analyses made by the Company in light of its experience and its perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of risks and uncertainties, many of which are beyond the control of the Company. Investors are cautioned that any such statements are not guarantees of future performances or results and that actual results or developments may differ materially from those projected in the forward-looking statements. Some of the factors that could affect actual results are described in the section titled “Risk Factors” contained in the Company's Annual Reports on Form 10-K, as well as other risks identified from time to time in its reports on Form 10-Q and Form 8-K filed with the Securities and Exchange Commission.

Schedule A: Consolidated Income Statement (Unaudited)

	Three Months Ended March 31,
	2019	2018
	(In Thousands, Except per Share Amounts)
Revenues	$243,728	$199,381

Cost of sales, services, and rentals	176,744	144,957
Depreciation, amortization, and accretion	30,628	26,441
Impairments and other charges	146	—
Total cost of revenues	207,518	171,398
Gross profit	36,210	27,983

General and administrative expense	34,277	30,803
Interest expense, net	18,379	14,973
Warrants fair value adjustment (income) expense	407	(1,994)
CCLP Series A Preferred Units fair value adjustment expense	1,163	1,358
Other (income) expense, net	(951)	2,776
Loss before taxes and discontinued operations	(17,065)	(19,933)
Provision for income taxes	1,609	1,124
Loss before discontinued operations	(18,674)	(21,057)
Discontinued operations:
Loss from discontinued operations (including 2018 loss on disposal of $31.5 million), net of taxes	(426)	(41,706)
Net loss	(19,100)	(62,763)
Loss attributable to noncontrolling interest	8,262	9,115
Loss attributable to TETRA stockholders	$(10,838)	$(53,648)

Basic per share information:
Income (loss) before discontinued operations attributable to TETRA stockholders	$(0.09)	$(0.10)
Income (loss) from discontinued operations attributable to TETRA stockholders	$0.00	$(0.36)
Net income (loss) attributable to TETRA stockholders	$(0.09)	$(0.46)
Weighted average shares outstanding	125,681	117,598

Diluted per share information:
Income (loss) before discontinued operations attributable to TETRA stockholders	$(0.09)	$(0.10)
Income (loss) from discontinued operations attributable to TETRA stockholders	$0.00	$(0.36)
Net income (loss) attributable to TETRA stockholders	$(0.09)	$(0.46)
Weighted average shares outstanding	125,681	117,598

Schedule B: Financial Results By Segment (Unaudited)

	Three Months Ended March 31,
	2019	2018
	(In Thousands)
Revenues by segment:
Completion Fluids & Products Division	$61,581	$53,104
Water & Flowback Services Division	78,678	61,075
Compression Division	103,469	85,422
Eliminations and other	—	(220)
Total revenues	$243,728	$199,381

Gross profit (loss) by segment:
Completion Fluids & Products Division	$10,664	$6,686
Water & Flowback Services Division	8,851	11,404
Compression Division	16,859	10,040
Corporate overhead and eliminations	(164)	(147)
Total gross profit	$36,210	$27,983

Income (loss) before taxes(1) by segment:
Completion Fluids & Products Division	$6,186	$2,449
Water & Flowback Services Division	2,231	6,548
Compression Division	(7,801)	(14,018)
Corporate overhead and eliminations	(17,681)	(14,912)
Total income (loss) before taxes(1)	$(17,065)	$(19,933)

Please note that the above results by Segment include special charges and expenses. Please see Schedule F for details of those special charges and expenses.

(1)	Excludes discontinued operations

Schedule C: Consolidated Balance Sheet (Unaudited)

	March 31, 2019	December 31, 2018
	(In Thousands)
Balance Sheet:
Cash (excluding restricted cash)	$36,868	$40,038
Accounts receivable, net	183,646	187,592
Inventories	156,628	143,571
Assets of discontinued operations	1,422	1,354
Note receivable, including accrued interest	7,586	7,544
Other current assets	24,143	20,592
PP&E, net	860,949	853,931
Operating lease right-of-use assets	60,149	—
Other assets	128,134	130,905
Total assets	$1,459,525	$1,385,527

Liabilities of discontinued operations	$3,529	$4,145
Other current liabilities	215,709	196,206
Long-term debt(1)	845,843	815,560
Long-term portion of asset retirement obligations	12,331	12,202
CCLP Series A Preferred	18,278	27,019
Warrants liability	2,480	2,073
Operating lease liabilities	49,632	—
Other long-term liabilities	11,613	15,573
Equity	300,110	312,749
Total liabilities and equity	$1,459,525	$1,385,527

(1)	Please see Schedule D for the individual debt obligations of TETRA and CSI Compressco LP.

Schedule D: Long-Term Debt (Unaudited)

TETRA Technologies Inc. and its subsidiaries, other than CSI Compressco LP and its subsidiaries, are obligated under an asset-based bank credit agreement and term credit agreement, neither of which are obligations of CSI Compressco LP and its subsidiaries. CSI Compressco LP and its subsidiaries are obligated under a separate asset-based bank credit agreement and two series of senior notes, neither of which are obligations of TETRA and its other subsidiaries. Amounts presented are net of deferred financing costs.

	March 31, 2019	December 31, 2018
	(In Thousands)
TETRA
Asset-Based Credit Agreement	$29,131	$—
Term Credit Agreement	183,020	182,547
TETRA total debt	212,151	182,547
Less current portion	—	—
TETRA total long-term debt	$212,151	$182,547

CSI Compressco LP
CCLP Credit Agreement	—	—
7.25% Senior Notes	290,204	289,797
7.50% Senior Secured Notes	343,488	343,216
Total debt	633,692	633,013
Less current portion	—	—
CCLP total long-term debt	$633,692	$633,013
Consolidated total long-term debt	$845,843	$815,560

Schedule E: Statement Regarding Use of Non-GAAP Financial Measures

In addition to financial results determined in accordance with GAAP, this press release includes the following non-GAAP financial measures for the Company: net debt, adjusted consolidated and segment income (loss) before taxes and special charges, adjusted diluted earnings (loss) per share before discontinued operations, consolidated and segment adjusted EBITDA; and TETRA only adjusted free cash flow and TETRA only free cash flow from continuing operations and segment adjusted EBITDA margins. The following schedules provide reconciliations of these non-GAAP financial measures to their most directly comparable GAAP measures. The non-GAAP financial measures should be considered in addition to, not as a substitute for, financial measures prepared in accordance with GAAP, as more fully discussed in the Company’s financial statements and filings with the Securities and Exchange Commission.

Management believes that the exclusion of the special charges from the historical results of operations enables management to evaluate more effectively the Company’s operations over the prior periods and to identify operating trends that could be obscured by the excluded items.

Adjusted income (loss) before taxes (and adjusted income (loss) before taxes as a percent of revenue) is defined as the Company’s (or the Segment’s) income (loss) before taxes excluding certain special or other charges (or credits). Adjusted income (loss) before taxes (and adjusted income (loss) before taxes as a percent of revenue) is used by management as a supplemental financial measure to assess financial performance, without regard to charges or credits that are considered by management to be outside of its normal operations.

Adjusted diluted earnings (loss) per share before discontinued operations is defined as the Company’s diluted earnings (loss) per share excluding certain special or other charges (or credits) and using a normalized effective income tax rate. Adjusted diluted earnings (loss) per share is used by management as a supplemental financial measure to assess financial performance, without regard to charges or credits that are considered by management to be outside of its normal operations.

Adjusted EBITDA before discontinued operations (and Adjusted EBITDA before discontinued operations as a percent of revenue) is defined as earnings before interest, taxes, depreciation, amortization, impairments and certain non-cash charges and non-recurring adjustments. Adjusted EBITDA before discontinued operations (and Adjusted EBITDA before discontinued operations as a percent of revenue) is used by management as a supplemental financial measure to assess the financial performance of the Company’s assets, without regard to financing methods, capital structure or historical cost basis and to assess the Company’s ability to incur and service debt and fund capital expenditures.

TETRA only adjusted free cash flow is a non-GAAP measure that the Company defines as cash from TETRA’s operations, excluding cash settlements of Maritech AROs, less capital expenditures net of sales proceeds and cost of equipment sold, and including cash distributions to TETRA from CSI Compressco LP. TETRA only adjusted free cash flow from continuing operations is defined as TETRA only adjusted free cash flow less discontinued operations EBITDA and discontinued operations capital expenditures. Management uses this supplemental financial measure to:

•	assess the Company’s ability to retire debt;
•	evaluate the capacity of the Company to further invest and grow; and
•	to measure the performance of the Company as compared to its peer group.

TETRA only adjusted free cash flow and TETRA only adjusted free cash flow from continuing operations do not necessarily imply residual cash flow available for discretionary expenditures, as they exclude cash requirements for debt service or other non-discretionary expenditures that are not deducted.

TETRA net debt is defined as the sum of the carrying value of long-term and short-term debt on its consolidated balance sheet, less cash, excluding restricted cash on the consolidated balance sheet and excluding the debt and cash of CSI Compressco LP. Management views TETRA net debt as a measure of TETRA’s ability to reduce debt, add to cash balances, pay dividends, repurchase stock, and fund investing and financing activities.

Schedule F: Special Items (Unaudited)

	Three Months Ended
	March 31, 2019
	Income (loss) before taxes and discontinued operations	Provision (Benefit) for Tax	Noncont. Interest	Net Income Attributable to TETRA Stockholders	Diluted EPS
	(In Thousands, Except per Share Amounts)
Income (loss) attributable to TETRA stockholders, excluding special items and discontinued operations	$(14,841)	$(3,324)	$(6,472)	$(5,045)	$(0.04)
Stock Warrant fair value adjustment	(407)	(85)	—	(322)	0.00
CCLP Series A preferred fair value adjustments	(1,163)	(244)	(1,333)	414	0.00
5% Cash Redemption on CCLP Series A Preferred	(372)	(78)	(457)	163	0.00
Earnout adjustment	400	84	—	316	0.00
Lee Plant Facility Vandalism	(536)	(113)	—	(423)	0.00
Impairments and other charges	(146)	(31)	—	(115)	0.00
Effect of deferred tax valuation allowance and other related tax adjustments	—	5,400	—	(5,400)	(0.04)
Net income (loss) before discontinued operations	(17,065)	1,609	(8,262)	(10,412)	(0.09)
Loss from discontinued operations				(426)	0.00
Net Income (loss) attributable to TETRA stockholders, as reported				$(10,838)	$(0.09)

	Three Months Ended
	December 31, 2018
	Income (loss) before taxes and discontinued operations	Provision (Benefit) for Tax	Noncont. Interest	Net Income Attributable to TETRA Stockholders	Diluted EPS
	(In Thousands, Except per Share Amounts)
Income (loss) attributable to TETRA stockholders, excluding special items and discontinued operations	$(3,822)	$(803)	$(1,909)	$(1,110)	$(0.01)
Stock Warrant fair value adjustment	11,150	2,342	—	8,808	0.07
CCLP Series A preferred fair value adjustments	2,077	436	1,662	(21)	0.00
Other costs and expenses	(773)	(162)	—	(611)	0.00
Earnout adjustment	300	63	—	237	0.00
Non-income tax contingency	(2,110)	(443)	(1,476)	(191)	0.00
Impairments and other charges	(681)	(143)	(477)	(61)	0.00
Effect of deferred tax valuation allowance and other related tax adjustments	—	1,535	—	(1,535)	(0.01)
Net income (loss) before discontinued operations	6,141	2,825	(2,200)	5,516	0.04
Loss from discontinued operations				(584)	0.00
Net Income (loss) attributable to TETRA stockholders, as reported				$4,932	$0.04

	Three Months Ended
	March 31, 2018
	Income (loss) before taxes and discontinued operations	Provision (Benefit) for Tax	Noncont. Interest	Net Income Attributable to TETRA Stockholders	Diluted EPS
	(In Thousands, Except per Share Amounts)
Income (loss) attributable to TETRA stockholders, excluding special items and discontinued operations	$(16,067)	$(3,375)	$(5,896)	$(6,796)	$(0.06)
Severance expense	(73)	(15)	—	(58)	0.00
Stock warrant fair value adjustment	1,994	419	—	1,575	0.01
CCLP Series A preferred fair value adjustments	(1,358)	(285)	(981)	(92)	0.00
Prior debt issuance cost	(3,541)	(744)	(2,238)	(559)	0.00
Transaction costs	(888)	(186)	—	(702)	(0.01)
Effect of deferred tax valuation allowance and other related tax adjustments	—	5,310	—	(5,310)	(0.05)
Net income (loss) before discontinued operations	(19,933)	1,124	(9,115)	(11,942)	(0.10)
Loss from discontinued operations				(41,706)	(0.36)
Net Income (loss) attributable to TETRA stockholders, as reported				(53,648)	$(0.46)

Schedule G: Non-GAAP Reconciliation to GAAP Financials (Unaudited)*

	Three Months Ended
	March 31, 2019
	Net Income (Loss), as reported	Tax Provision	Income (Loss) Before Tax, as Reported	Impairments & Special Charges	Adjusted Income (Loss) Before Tax	Interest Expense	Adjusted Depreciation & Amortization	Equity Comp. Expense	Adjusted EBITDA
	(In Thousands)
Completion Fluids & Products Division			$6,186	$683	$6,869	$(179)	$3,665	$—	$10,355
Water & Flowback Services Division			2,231	(400)	1,831	4	8,267	—	10,102
Compression Division			(7,801)	1,610	(6,191)	13,213	18,532	365	25,919
Eliminations and other			6	—	6	(1)	(4)	—	1
Subtotal			622	1,893	2,515	13,037	30,460	365	46,377
Corporate and other			(17,687)	331	(17,356)	5,342	168	1,800	(10,046)
TETRA before Discontinued Operations	$(18,674)	$1,609	$(17,065)	$2,224	$(14,841)	$18,379	$30,628	$2,165	$36,331

	December 31, 2018
	Net Income (Loss), as reported	Tax Provision	Income (Loss) Before Tax, as Reported	Impairments & Special Charges	Adjusted Income (Loss) Before Tax	Adjusted Interest Expense, Net	Adjusted Depreciation & Amortization	Equity Comp. Expense	Adjusted EBITDA
	(In Thousands)
Completion Fluids & Products Division			$9,480	$—	$9,480	$(164)	$3,723	$—	$13,039
Water & Flowback Services Division			8,043	(300)	7,743	10	8,151	—	15,904
Compression Division			(3,282)	714	(2,568)	13,367	18,004	380	29,183
Eliminations and other			4	—	4	—	(4)	—	—
Subtotal			14,245	414	14,659	13,213	29,874	380	58,126
Corporate and other			(8,104)	(10,377)	(18,481)	5,487	171	1,306	(11,517)
TETRA before Discontinued Operations	$3,316	$2,825	$6,141	$(9,963)	$(3,822)	$18,700	$30,045	$1,686	$46,609

	Three Months Ended
	March 31, 2018
	Net Income (Loss), as reported	Tax Provision	Income (Loss) Before Tax, as Reported	Impairments & Special Charges	Adjusted Income (Loss) Before Tax	Adjusted Interest Expense, Net	Adjusted Depreciation & Amortization	Equity Comp. Expense	Adjusted EBITDA
	(In Thousands)
Completion Fluids & Products Division			$2,449	$70	$2,519	$(233)	$3,901	$—	$6,187
Water & Flowback Services Division			6,548	3	6,551	(15)	5,027	—	11,563
Compression Division			(14,018)	4,898	(9,120)	11,214	17,367	(604)	18,857
Eliminations and other			—	—	—	—	(5)	—	(5)
Subtotal			(5,021)	4,971	(50)	10,966	26,290	(604)	36,602
Corporate and other			(14,912)	(1,106)	(16,018)	4,007	151	1,480	(10,380)
TETRA before Discontinued Operations	$(21,057)	$1,124	$(19,933)	$3,865	$(16,068)	$14,973	$26,441	$876	$26,222

* Excludes the impact from discontinued operations.

Schedule H: Non-GAAP Reconciliation of TETRA Net Debt (Unaudited)

The cash and debt positions of TETRA and CSI Compressco LP as of March 31, 2019, are shown below. TETRA and CSI Compressco LP’s debt agreements are distinct and separate with no cross default provisions, no cross collateral provisions and no cross guarantees. Management believes that the most appropriate method to analyze the debt positions of each company is to view them separately, as noted below.

The following reconciliation of net debt is presented as a supplement to financial results prepared in accordance with GAAP.

	March 31, 2019
	TETRA	CCLP	Consolidated
	(In Millions)
Non-restricted cash	$20.0	$16.9	$36.9

Carrying value of long-term debt:
Asset-Based Credit Agreement	29.1	—	29.1
Term Credit Agreement	183.0	—	183.0
Senior Notes outstanding	—	633.7	633.7
Net debt	$192.1	$616.8	$808.9

Schedule I: Non-GAAP Reconciliation to TETRA Only Adjusted Free Cash Flow (Unaudited) *

	Three Months Ended
	March 31, 2019	December 31, 2018	March 31, 2018
	(In Thousands)
Consolidated
Net cash provided (used) by operating activities	$7,412	$44,953	$(31,261)
ARO settlements	—	35	—
Capital expenditures, net of sales proceeds	(32,045)	(34,487)	(28,816)
Consolidated adjusted free cash flow	$(24,633)	$10,501	$(60,077)

CSI Compressco LP
Net cash provided (used) by operating activities	$31,632	$23,605	$(365)
Capital expenditures, net of sales proceeds	(23,152)	(25,325)	(17,039)
CSI Compressco free cash flow	$8,480	$(1,720)	$(17,404)

TETRA Only
Cash from operating activities	$(24,220)	$21,348	$(30,896)
ARO settlements	—	35	—
Investment in CCLP Compressors	(2,402)	—	—
Capital expenditures, net of sales proceeds	(8,893)	(9,162)	(11,777)
Free cash flow before ARO settlements	(35,515)	12,221	(42,673)
Distributions from CSI Compressco LP	169	3,087	2,954
Adjusted TETRA only free cash flow	$(35,346)	$15,308	$(39,719)

     * Includes the impact from discontinued operations.  See schedule J to exclude the impact from discontinued operations.

Schedule J: Non-GAAP Reconciliation to TETRA Only Adjusted Free Cash Flow From Continuing Operations (Unaudited)

	Three Months Ended
	Mar 31, 2019	Dec 31, 2018	Mar 31, 2018

	(In Thousands)
TETRA Only
Cash from operating activities	$ (24,220)	$ 21,348	$ (30,896)

Less: Discontinued operations operating activities (adjusted EBITDA)(1)	(426)	(325)	(8,176)

Cash from continued operating activities	(23,794)	21,673	(22,720)

Less: Continuing operations capital expenditures(2)	(8,893)	(9,162)	(10,151)
Less: Investment in CCLP Compressors	(2,402)	__	__

Plus: Distributions from CSI Compressco LP	169	3,087	2,954

TETRA only adjusted free cash flow from continuing operations	$ (34,920)	$ 15,598	$ (29,917)

(1) Reconciled to loss from discontinued operations as follows:
	Three Months Ended
	Mar 31, 2019	Dec 31, 2018	Mar 31, 2018

	(In Thousands)
Loss from discontinued operations	(426)	(325)	(41,706)
Plus: Income tax provision (benefit)	-	-	(2,327)
Plus: Depreciation & amortization	-	-	2,069
Plus: loss on disposal of discontinued operations	-	-	33,788
Discontinued operations adjusted EBITDA	(426)	(325)	(8,176)

(2) Reconciled to TETRA only capital expenditures as follows:
	Three Months Ended
	Mar 31, 2019	Dec 31, 2018	Mar 31, 2018

	(In Thousands)
TETRA only capital expenditures	(8,893)	(9,162)	(11,777)
Less: Discontinued operations capital expenditures	-	-	(1,626)
Continuing operations capital expenditures	(8,893)	(9,162)	(10,151)

Schedule K – Non-GAAP Reconciliation to Compression and Related Services Gross Profit and Gross Margin Excluding the Impact of Tax Contingency (Unaudited)

	Three Months Ended
	Mar 31, 2019	Dec 31, 2018

Revenue of Compression and related services	$ 63,032	$ 60,582

Cost of compression and related services, excluding depreciation	32,621	34,165

Gross Profit of Compression and related services	30,411	26,417

Gross Margin	48.2%	43.6%

Non-income tax contingency	-	2,110

Adjusted Gross Profit	30,411	28,527

Adjusted Gross Margin	48.2%	47.1%